Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

March 14, 2023

Mohan Maheswaran

Dear Mohan:

You have announced your intention to retire from Semtech Corporation (the “Company”). The Company desires your continued support for a transition period, and you have agreed to provide that support, on the terms and conditions set forth in this letter agreement (this “Transition Agreement”).

1. CEO Employment Period. For the period of time commencing on the date of this Transition Agreement first set forth above (the “Effective Date”) and continuing through the earlier of (a) such date as may be determined by the Company’s board of directors (the “Board”) in its sole discretion, (b) the date that is eighteen (18) months after the Effective Date, or (c) your death, you agree to continue to serve as the Company’s chief executive officer (“CEO”, and the first to occur of such three clauses, the “Transition Event”). The period of time that you continue to be employed with the Company (i.e., until the occurrence of a Transition Event or any earlier termination of your employment by you or by the Company) is referred to as the “CEO Employment Period”. During the CEO Employment Period, you agree to perform your duties to the Company in good faith and to the best of your abilities, you will continue to actively engage with Board members and be supportive of the Board (including Board efforts to work with members of the senior management team and other employees on transition and other matters), and you will provide updates to the Board (in all events regularly, and promptly if and as a more frequently update is requested by the Chair of the Board) regarding the Company’s business and activities. During the CEO Employment Period, the Company will continue to pay your regular base salary at the annual rate as in effect on the Effective Date, and you will (subject to the terms of such plans as in effect from time to time) continue to be eligible to participate in the Company’s employee benefit plans. You will not be entitled to any other compensation for your services during the CEO Employment Period other than (i) the RSU Award described below and (ii) the Pro-Rata Bonus described below. You are not entitled to any further compensation or other benefits (including severance benefits) under your Amended and Restated Employment Offer with the Company, dated November 20, 2019 (the “Offer Letter”). You acknowledge and agree that you have been paid all compensation and benefits due to you, and received any and all bonuses and equity awards due to you, for your services through the Effective Date. You further acknowledge and agree that you will not be entitled to severance under any severance plan, program, policy, agreement or arrangement of or with the Company or any of its subsidiaries. Your accrued benefits under the Company’s Retirement Savings Plan, as well as under the Company’s Nonqualified Excess Plan, will be paid in accordance with the provisions of the applicable plan and your elections thereunder. The Company will promptly reimburse you for your reasonable legal fees incurred in connection with preparing this Transition Agreement, subject to applicable withholdings and deductions.

Your employment with the Company will terminate on the last day of the CEO Employment Period, and you hereby irrevocably resign on such date as an officer, employee and director of (and in any and all other capacities with) the Company and each subsidiary of the Company, and as a fiduciary of any benefit plan of the Company or any subsidiary of the Company. You agree that you will promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation and remove yourself as a signatory on any accounts maintained by the Company or any of its subsidiaries (or any of their respective benefit plans).

2. RSU Award. In connection with entering into this Transition Agreement, the Company has or is granting you an award of restricted stock units under the Company’s 2017 Long-Term Equity Incentive Plan, as amended and restated (the “2017 Plan”, and such award, the “RSU Award”). The RSU Award is subject to the terms and conditions of the 2017 Plan, an award agreement (the form of which has been provided to you in connection with this Transition Agreement, the “Award Agreement”), and this Transition Agreement. The number of shares of Company common stock subject to the RSU Award equals (i) seven million dollars ($7,000,000) divided by (ii) the closing price per share of the Company’s common stock on the Effective Date, rounded to the nearest whole share (such number of shares being subject to adjustment for stock splits, stock dividends, reverse stock splits and similar events pursuant to the Plan). The RSU Award is scheduled to vest in six (6) substantially equal installments, with one such installment vesting at the end of each consecutive period of three (3) months following the Effective Date (so that the last such installment is scheduled to vest on the date that is eighteen (18) months after the Effective Date), with vesting in each case subject to your continued employment by the Company or Service with the Company through the applicable vesting date (with “Service” for such purpose defined as your Service during the Consulting Period, as defined below); provided that vesting of the restricted stock units subject to the RSU Award is further subject to the conditions precedent set forth in the next paragraph.

The RSU Award will terminate effective as of the Effective Date, and none of the restricted stock units subject to the RSU Award will vest, unless concurrently herewith you execute and deliver to the Company the Release Agreement attached hereto as Exhibit A. Furthermore, any then-outstanding and unvested restricted stock units subject to the RSU Award will terminate immediately upon a Terminating Event. “Terminating Event” means the occurrence of any of the following: (a) your employment with the Company is terminated by the Company for Cause (as such term is defined in the Offer Letter), (b) you engage in conduct during the Consulting Period that would have constituted grounds to terminate your employment for Cause under the Offer Letter, (c) you terminate employment with the Company for any reason (other than due to your death) prior to a Transition Event, (d) you terminate your Services during the Consulting Period for any reason (other than due to your death) prior to the date that is eighteen (18) months after the Effective Date, (e) you materially breach any of your ongoing obligations under this Transition Agreement, or (f) you fail to timely execute and deliver (or you revoke) the Supplemental Release Agreement attached hereto as Exhibit B. Should any of the restricted stock units subject to the RSU Award terminate as provided in this paragraph, you will have no further right with respect thereto or in respect thereof.

Notwithstanding the foregoing, any then-outstanding and otherwise unvested restricted stock units subject to your RSU Award will accelerate and become fully vested upon (or, as necessary to effect the acceleration, immediately prior to): (a) your death, (b) the occurrence of a Change in Control (as defined in the Company’s Executive Change in Control Retention Plan), or (c) the Company terminates the Consulting Period for any reason other than as set forth under “Consulting Engagement” below.

3. Pro-Rata Bonus. If you timely execute and deliver to the Company the Release Agreements, and a Terminating Event does not occur prior to the occurrence of a Transition Event, the Company will pay you a pro-rated target bonus for the Company’s 2024 fiscal year based on the portion of such fiscal year you serve as CEO (such pro-rated bonus to be paid promptly after the Supplemental Release Agreement referred to below becomes irrevocable) (the “Pro-Rata Bonus”). Payment of the Pro-Rata Bonus will be subject to applicable withholdings and deductions.

4. Release Agreements. You agree that, concurrently herewith, you will execute and deliver to the Company the Release Agreement attached hereto as Exhibit A. Furthermore, continued vesting of the RSU Award and your right to a Pro-Rata Bonus are conditioned on (a) your executing (following the CEO Employment Period but not later than five business days after the last day of the CEO Employment Period) the Supplemental Release Agreement attached hereto as Exhibit B, (b) you delivering such executed Supplemental Release Agreement to the Company so that it is received during such period of time, and (c) you not revoking such Supplemental Release Agreement or any portion thereof. (Each such Release Agreement is referred to as a “Release Agreement” and together, the “Release Agreements”.)

5. Consulting Engagement. In the event that no Termination Event has occurred prior to a Transition Event, the Company hereby engages you as a consultant for the Consulting Period. The “Consulting Period” means the period of time commencing immediately following the Transition Event and ending on the first to occur of (a) the date that is eighteen (18) months after the Effective Date or (b) your death. You agree that, during the Consulting Period, you will provide the Services to the Company in good faith and to the best of your abilities. The “Services” during the Consulting Period will include transition support and such other services to the Company’s Board of Directors (the “Board”) and its CEO as they may reasonably request from time to time (such other services may include, without limitation, providing assistance and advice with respect to matters involving the Company’s business and operations, and the business and operations of the Company’s subsidiaries, in light of your knowledge and experience with the Company). You agree that, during the Consulting Period, you will be supportive of the Board.

You agree to make yourself available to perform the Services as reasonably requested by the Board or the CEO, and the Company agrees to reasonably accommodate your schedule in making its requests. It is acknowledged and agreed that there are no agreements between you and the Company, including, without limitation, this Transition Agreement, that preclude you from working for other entities and/or individuals during and after the Consulting Period (subject, however, to your ongoing compliance with your continuing obligations under your agreements with the Company referred to below under “Restrictive Covenants”).

You agree that the continued vesting of the RSU Award is the only consideration that you will be entitled to for providing the Services. For avoidance of doubt, you will not be entitled to any cash fees or other compensation for such Services.

You agree that (a) you will perform the Services in good faith and to the best of your abilities, and (b) you will not include in any work product or otherwise disclose or provide to the Company any confidential information, trade secrets or other proprietary information belonging to a third party.

You acknowledge that, while you are providing the Services, you will not be an employee of the Company for any purpose whatsoever, including state and federal taxes and workers’ compensation insurance, but will be acting as an independent contractor with respect to the Services. As to the Consulting Period and the Services: (a) nothing contained in this Transition Agreement shall be construed to imply an employment, joint venture, partnership or principal-agent relationship between the parties, and (b) neither party by virtue of this Transition Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

Notwithstanding the foregoing, the Company may terminate the Consulting Period earlier than provided above if (a) you engage in conduct that would have constituted grounds to terminate your employment for Cause under your Offer Letter, (b) you materially breach any of your ongoing obligations under this Transition Agreement, or (c) you fail to timely execute and deliver (or you revoke) the Supplemental Release Agreement attached hereto as Exhibit B.

You agree to treat as confidential under the agreements with the Company referred to below under “Restrictive Covenants” (to the same extent as if it had been provided to you as an employee of the Company) any confidential information provided to you in the course of you performing the Services.

6. Restrictive Covenants.

(a) You shall, and you acknowledge that you will, comply with your continuing obligations to the Company under the terms of the following agreements you have entered into with the Company: (a) Policy Regarding Confidential Information and Insider Trading for All Employees, (b) Invention Assignment & Secrecy Agreement, and (c) Employee Confidentiality Agreement and Proprietary Rights Assignment (together, the “Confidentiality Agreements”), including in each case the provisions of such agreements that survive the termination of your employment or service with the Company.

(b) You agree that, during the Employment Period and during the Consulting Period, neither you nor any of your affiliates, nor any of your agents and representatives acting on your behalf will, directly or indirectly, in any manner:

(i) make or be the proponent of any stockholder proposal (pursuant to applicable securities laws) or seek any form of proxy with respect to the removal, election or appointment of any person to, or representation of any person on, the Board, or assist or become a participant with any Third Party (as defined below), other than the Company, in any solicitation of any such proxies (including a “withhold” or similar campaign) or making statements regarding how you intend to vote, or the reasons therefor with respect to a proposal being voted on by stockholders of the Company, or instructing or recommending to other stockholders how to vote with respect to a proposal being voted on by stockholders of the Company or otherwise communicate pursuant to applicable securities laws or conduct, or knowingly encourage, advise or influence any person or knowingly assist any person in so encouraging, advising or influencing any person with respect to conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

(ii) form, join, act in concert with or in any way participate in any partnership, limited partnership, syndicate or other group (including without limitation, a “group” as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company (any such person, a “Third Party”);

(iii) deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, other than granting proxies in solicitations approved by the Board;

(iv) (A) seek, alone or in concert with others, or submit, or knowingly encourage any person or entity to seek or submit, nominations in furtherance of a “contested solicitation” for the election or removal of the Company’s directors, (B) call, seek to call or request that (or knowingly encourage any person to request that) the Company call, any special meeting of stockholders of the Company, (C) present, or knowingly encourage any person to present, any matter at any meeting of stockholders of the Company or (D) act or seek to act by written consent of stockholders of the Company;

(v) make any disclosure, communication, announcement or statement regarding any intent, purpose, plan, or proposal with respect to (A) controlling, changing or influencing the Board, including, without limitation, any disclosure, communication, announcement or statement regarding any intent, purpose, plan, or proposal relating to any change in the number of directors or the filling of any vacancies on the Board, (B) any material change in the capitalization, share repurchase programs and practices or capital allocation programs and practices of the Company, (C) any transaction that would involve a change in control of the Company, or would result in the acquisition of another entity by the Company or any of its subsidiaries or other business combination involving the Company or any of its subsidiaries, or (D) any intent, purpose, plan, proposal or condition that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any term of this Section 6(b) or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(vi) make any request for a stockholder list of materials or other books and records of the Company under applicable statutory or regulatory provisions providing for stockholder access to books and records;

(vii) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 6(b); provided, however, that for the avoidance of doubt the foregoing shall not prevent you from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against you, (C) bringing bona fide disputes that do not relate to the subject matter of this Section 6(b), (D) complying with a validly issued legal process or (E) exercising statutory appraisal, dissenters or similar rights under applicable law;

(viii) enter into any arrangements, agreements or understandings with (whether written or oral), or advise, finance (through equity, debt or otherwise) or assist any Third Party to take or cause any action or make any statements inconsistent with any of the foregoing, or enter into any arrangement with any other person that engages in any of the foregoing, or otherwise take or cause any action or make any statements inconsistent with any of the foregoing; or

(ix) disclose any intention, plan or arrangement inconsistent with any provision of this Section 6(b).

For so long as you serve as the Company’s CEO and a member of the Board, nothing in this Section 6(b) shall be deemed to limit the exercise in good faith by you of your duties solely in your capacity as a director and CEO of the Company.

(c) This Transition Agreement and the Confidentiality Agreements do not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Without limiting the generality of the preceding sentence, nothing in this Transition Agreement or the Confidentiality Agreements shall be construed to prevent disclosure of Confidential Information (as that term is defined in the Confidentiality Agreements) as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to promptly provide written notice of any such order to the Board. Additionally, nothing in this Transition Agreement or in the Confidentiality Agreements prohibits or restricts you (or your attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the SEC, FINRA, any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation. Furthermore, notwithstanding any other provision of this Transition Agreement or Confidentiality Agreements:

(i) You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing trade secrets under seal, and (B) do not disclose trade secrets, except pursuant to court order.

7. Governing Law; Arbitration. The validity, interpretation, construction and performance of this Transition Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof. Any claims or disputes between you and the Company arising out of, or relating to, your employment with the Company or the termination thereof (including, without limitation, as to any of your compensation or benefits), or any provision of this Transition Agreement or a Release Agreement, shall be submitted to arbitration in accordance with your signed Employee Acknowledgement and Agreement referred to in Section 3(b) of the Offer Letter.

8. General. Your employment with the Company is on an at-will basis and may be terminated by the Company or by you at any time, for any reason (or for no reason), with or without advance notice.

No provision of this Transition Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the party against whom such modification, waiver or discharge is sought to be enforced. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Transition Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

If any provision of this Transition Agreement is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Transition Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Transition Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Transition Agreement are declared to be severable.

This Transition Agreement, along with the Release Agreements and the applicable provisions of the other agreements expressly referred to herein (including, without limitation and as to the RSU Award, the Award Agreement), constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Transition Agreement (or the documents referred to herein).

This Transition Agreement shall be construed and interpreted consistent with, and to avoid any tax, penalty or interest under, Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Transition Agreement. Hence, in any construction to be made of this Transition Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

Please sign and date the enclosed duplicate where indicated below to acknowledge that you have read and agree to this Transition Agreement and its terms, and return the signed copy to me. This Transition Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement. Photographic copies of such signed counterparts, or of any Release Agreement, may be used in lieu of the originals for any purpose.

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SEMTECH CORPORATION

/s/ Charles B. Ammann
Charles B. Ammann, Executive Vice President, Chief Legal Officer and Secretary

Accepted and Agreed:

By:	/s/ Mohan Maheswaran
Mohan Maheswaran

EXHIBIT A

RELEASE AGREEMENT

1. Release. Mohan Maheswaran (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Semtech Corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, including but not limited to Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) the Transition and Retirement Agreement, dated as of March 14, 2023, by and between the Company and Executive (the “Transition Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2. Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that the Executive later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

3. No Transferred Claims. Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

4. Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a) Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b) Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

(d) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f) Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(g) Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this 14th day of March 2023, at Los Angeles County, California.

“EXECUTIVE”

Mohan Maheswaran

EXECUTED this 14th day of March 2023, at Los Angeles County, California.

“COMPANY”

Semtech Corporation

By:
Charles B. Ammann, Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT B

SUPPLEMENTAL RELEASE AGREEMENT

1. Release. Mohan Maheswaran (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Semtech Corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Supplemental Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, including but not limited to Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) the Transition and Retirement Agreement, dated as of March 14, 2023, by and between the Company and Executive (the “Transition Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2. Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [____] days of pay) and salary for the current pay period, Executive acknowledges that the Executive has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, incentive or other wages), and usual benefits through the date of this Agreement.

3. Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that the Executive later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, Executive will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b) Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) Executive was given a copy of this Agreement on March 14, 2023, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he or she wished to execute this Agreement prior to the expiration of such 21-day period he or she will have done so voluntarily and with full knowledge that Executive is waiving his or her right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after Executive received it;

(d) Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention Charles B. Ammann, Executive Vice President, Chief Legal Officer and Secretary), 200 Flynn Road, Camarillo, California, 93012-8790, so that it is received within the seven-day period following execution of this Agreement by Executive.

(e) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5. No Transferred Claims. Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6. Return of Property. Executive represents and covenants that he or she has returned to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates (as defined in the Employment Agreement) that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of Executive’s employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to Executive with any such computers), tablets, smartphones, and other devices. Executive acknowledges that Executive is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the date of the termination of Executive’s employment.

7. Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a) Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b) Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

(d) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f) Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(g) Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 2023, at ______________________ County, __________.

“EXECUTIVE”

Mohan Maheswaran

EXECUTED this ________ day of ________ 2023, at ______________________ County, __________.

“COMPANY”

Semtech Corporation

By:
Charles B. Ammann
Executive Vice President, Chief Legal Officer and Secretary